Exhibit 99.2

For Immediate Release

ValueVision Media to Rebrand its ShopNBC
Electronic Retail Operations as
‘ShopHQ’–‘Your Headquarters For All Things Shop’

MINNEAPOLIS – May 22, 2013 – ValueVision Media, Inc. (NASDAQ: VVTV), the multichannel electronic retailer currently operating under the ShopNBC brand, announced today that it is rebranding its business as ‘ShopHQ’ (Visit www.shophq.com to see the new look and feel of the brand). The visual experience of the new brand begins today on TV, online, mobile and social platforms, with a gradual transition to the new brand and Internet URL to be completed over the balance of the fiscal year, supported by a targeted, customer marketing campaign.

In developing the ShopHQ brand, ValueVision conducted research and vetting in partnership with Landor Associates, a global strategic branding and design firm. The Landor team worked closely with ValueVision to develop and validate a name and positioning that would resonate with viewers. The new brand leverages the business’ core identity of “Shop” and layers on simplicity, comfort and strength. It also clearly states the aspiration of making ShopHQ a shopping destination. Starting today, customers will begin to see the new name and logo alongside the current logo, with a gradual transition to the new brand.  A variety of on-air marketing promotions are planned over the remainder of the year, to educate viewers and make them comfortable with the transition.

“Over the past few years, under a new management team, we have substantially expanded our product assortment, enhanced the customer experience and have grown our customer base to 1.2 million customers. Our customers are purchasing more frequently, are enjoying a steadily improving shopping experience and are more engaged than ever. The progress we have made makes this the right time to take control of and invest in our own brand,” said Keith Stewart, ValueVision CEO.

“The ShopHQ brand clearly communicates to current and potential customers that we aim to be their place for shopping, wherever they are and whenever they need us - on TV or online and across a broad array of merchandise categories. Our research showed the brand has familiarity, and provides a clear, focused and empowering foundation for our Company and its future. This is an important step in the long-term building of our business, our customer base, and vendor relationships that allows us to control the brand equity we are building. While we value the relationship with our friends at NBCUniversal, it was the right time for our Company to branch out and establish our own brand.”

“For 23 years we have been a trusted resource and shopping destination, the last twelve of which were under the ShopNBC brand,” said Carol Steinberg, ValueVision COO. “As ShopHQ, we plan to further enhance and build upon what our viewers have come to love and expect from us, including engaging hosts, exciting products, great values and a convenient, informative watch and shop anytime, anywhere experience.”

As ShopHQ, the Company’s multichannel electronic retail model will remain the same, focused on the core product categories of Jewelry & Watches, Fashion & Accessories, Home & Consumer Electronics and Health, Beauty & Fitness, and broadcast into over 85 million cable and satellite homes, in addition to online, mobile and social media distribution.

ValueVision Media has been operating under the ShopNBC brand since June 2001. The current license agreement expires January 31, 2014.

ValueVision will discuss the rebranding as part of its investor conference call today at 4:30 pm EST. Conference call details:

WEBCAST/WEB REPLAY:	http://www.media-server.com/m/p/8ybzo5qa
TELEPHONE:	866-515-2910; Passcode: 83928428

For more information, and to follow the Company’s transition to the ShopHQ brand, visit www.shopnbc.com/ShopHQ. For investor information please visit www.shopnbc.com/ir.

About ValueVision Media, ShopNBC and ShopHQ

ValueVision Media, Inc. is a multichannel electronic retailer that enables customers to shop and interact via TV, phone, Internet and mobile. The Company has initiated a plan to transition its consumer brand from ShopNBC to ShopHQ over the remainder of fiscal 2013. ValueVision’s television network reaches over 85 million cable and satellite homes and is also available nationwide on PCs, tablets and iPhone, Android and other mobile devices via live streaming at www.shopnbc.com (and ultimately www.shophq.com). The Company’s merchandise categories include Home & Consumer Electronics, Beauty, Health & Fitness, Fashion & Accessories, and Jewelry & Watches. Please visit www.shopnbc.com/ir for more investor information.

Forward-Looking Information

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences; our ability to successfully manage key vendor relationships; our ability to successfully transition our brand name; the market demand for television station sales; and our ability to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contacts
Media:	Investors:
Dawn Zaremba	David Collins, Eric Lentini
ShopNBC / ShopHQ	Catalyst Global LLC
dzaremba@shopnbc.com	vvtv@catalyst-ir.com
(952) 943-6043	(212) 924-9800 O
(917) 734-0339 M